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                       SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                              ____________________


                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                              ____________________


       Date of Report (Date of Earliest Event Reported) FEBRUARY 6, 1996
                                                        ----------------

                             THE ARLEN CORPORATION
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                   NEW YORK
                 ---------------------------------------------
                 (State or Other Jurisdiction of Incorporation)


                  1-6675                                    13-2668657
          -----------------------                          -------------
          (Commission File Number)                         (IRS Employer
                                                        Identification No.)


  505 EIGHTH AVENUE, NEW YORK, NEW YORK                           10018
----------------------------------------                        ----------
(Address of Principal Executive Offices)                        (Zip Code)

                                (212) 736-8100
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

         -------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)





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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

         On February 6, 1996, Mataponi, L.L.C. ("Mataponi") was the successful bidder for the outstanding shares of Common Stock of Rucon Services Corp. ("Rucon"), a wholly-owned subsidiary of the Registrant, at the previously-announced involuntary public foreclosure sale conducted pursuant to the provisions of the New York Uniform Commercial Code ("UCC"). Mataponi assigned its right to acquire such shares to Automotive Accessories Holdings, L.L.C. ("Automotive LLC"), which acquired such shares at a closing held on the same date. Automotive LLC is owned by the Mataponi Trust (which is the owner of Mataponi) and members or entities of the family of Arthur N. Levien, a deceased former director and officer of the Registrant (the "Levien Group").

         As a result of the involuntary sale of the shares of Rucon, the Registrant ceased to have any interest in the five companies which prior thereto had constituted its operating subsidiaries, Curtis Partition Corporation, Grant Products, Inc., Grizzly Products, Inc., G.T. Styling, Inc. and A & A Specialties Corp.

         As previously reported in the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1995 (as such report was amended on Form 10-Q/A-1, the "November 10-Q"), the UCC sale resulted from an event of default under the Registrant's 5-1/4% Subordinated Notes (the "5-1/4% Notes") issued to Arthur G. Cohen, the Registrant's Chairman of the Board, and the Levien Group. The outstanding indebtedness under the 5-1/4% Notes was approximately $125 million as of November 30, 1995. The outstanding shares of Common Stock of Rucon had been pledged as collateral for the 5-1/4% Notes.

         As a result of the UCC sale, the outstanding indebtedness under the 5-1/4% Notes was reduced by $3,465,000. In addition, pursuant to a previously-reported agreement (the "Forbearance Agreement") with Mataponi entered into in anticipation of the sale, the Registrant received $750,000, which was used to satisfy certain secured corporate obligations, and a $2 million promissory note (the "$2 Million Note") issued by Automotive LLC
(which note is payable in quarterly installments over a two-year period and is expected to provide the Registrant with the cash needed to meet its short-term operating expenses). The Registrant also became entitled to certain other forbearances, benefits and opportunities which, under the Forbearance Agreement, it would receive only if Mataponi were the successful bidder for the Rucon shares at the UCC sale. Thus, as provided in the Forbearance Agreement,
(a) the previously-reported acceleration of the 5-1/4% Notes has been withdrawn and the maturity date of the 5-1/4% Notes has been extended to December 28, 2033 (during which time interest will accrue at the rate of 8% per annum), (b) no payments will be required under the 5-1/4% Notes except quarterly in an amount equal to 50% of the Registrant's Net Income (as defined in the Forbearance Agreement) and (c) the 5-1/4% Notes will hereafter be subject to default only for non-payment of principal or interest when due or certain bankruptcy-related events. As provided in the Forbearance Agreement, the Registrant, at the request of the holders of the 5-1/4% Notes, may




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be required to collateralize the 5-1/4% Notes (which are currently unsecured)
by a pledge to such holders of any or all notes or bonds which the Registrant may acquire prior to July 5, 1997; such notes or bonds may include the $2 Million Note.

         Reference is made to the November 10-Q for further information regarding the Forbearance Agreement and certain other transactions provided for pursuant thereto which have benefited, or may in the future benefit, the Registrant.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (B) PRO FORMA FINANCIAL INFORMATION:

             It is impractical for the Registrant to provide at this time pro forma financial information reflecting the effect of the transactions described above in Item 2. To the extent that such pro forma financial information may be required, the Registrant expects to file such information on or before April 22, 1996.

         (C) EXHIBITS:

             The following Exhibit is incorporated by reference into this
Report:

       Exhibit
       Number                               Description
       -------                              -----------
       10.15            Forbearance Agreement dated as of January 5, 1996 among the Registrant,
                        Rucon, Mataponi and the holders of the 5-1/4% Notes by their agent, Arthur
                        G. Cohen, or their substitute agent, Mataponi, incorporated by reference to
                        Exhibit 10.15 to the Registrant's Quarterly Report on Form 10-Q for the
                        fiscal quarter ended November 30, 1995.





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                                   SIGNATURES


         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                  THE ARLEN CORPORATION
                                                       (Registrant)

                                             By:   /s/ Allan J. Marrus
                                                --------------------------
                                                Allan J. Marrus, President
Dated: February 20, 1996





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